SECURITIES AND EXCHANGE COMMISSION
                                      WASHINGTON, DC 20549
                                     ----------------------


                                            FORM 8-K


                                         CURRENT REPORT


                                PURSUANT TO SECTION 13 OR 15(d)
                             OF THE SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):  April 2, 2004


                                 PHARMACEUTICAL RESOURCES, INC.
                     (Exact name of registrant as specified in its charter)

            DELAWARE                         FILE NUMBER 1-10827               22-3122182
(State or other jurisdiction of          (Commission File Number)           (I.R.S. Employer
 incorporation or organization)                                            Identification No.)


ONE RAM RIDGE ROAD, SPRING VALLEY, NEW YORK                                      10977
 (Address of principal executive offices)                                      (Zip Code)



Registrant's telephone number, including area code: (845) 425-7100

Item 2.   Acquisition or Disposition of Assets.
------    ------------------------------------

     As of April 2, 2004, Pharmaceutical Resources, Inc. (the "Registrant") entered into a stock purchase agreement with Kali Laboratories, Inc. ("Kali"), VGS Holdings, Inc. and the shareholders of Kali (the "Kali Shareholders") to acquire all of the capital stock of Kali, a privately-held research and development company located in Somerset, New Jersey.

     The stock purchase agreement requires the Registrant to pay to the Kali Shareholders approximately $135,000,000 in cash and warrants to purchase shares of the Registrant's common stock and up to $10,000,000 of contingent cash consideration. The cash purchase price is subject to reduction, on a dollar-for-dollar basis, if and to the extent that the cash and cash equivalents held by Kali as of December 31, 2003 are expended outside of the ordinary course of its business. The stock purchase agreement contains both customary and deal-specific representations, warranties, non-compete provisions and other covenants of Kali and the Kali Shareholders.

     The closing of the proposed acquisition is subject, in addition to other customary conditions, to obtaining clearance to transfer Kali's facility in Somerset, New Jersey under the New Jersey Industrial Site Recovery Act and reaching a mutually satisfactory business arrangement with Perrigo Company. The stock purchase agreement provides for the payment of a termination fee if a party seeks to terminate the proposed transaction, except for specified rights to do so.

     Kali's business consists of a leased facility in Somerset, New Jersey, inventory, intellectual property and other assets related to the manufacture, sale, research and development of pharmaceutical products. Kali currently has 25 pharmaceutical products in development and has filed 14 abbreviated new drug applications for approval by the United States Food and Drug Administration.

     The Registrant's Board of Directors has authorized its management to proceed with the proposed transaction. As of the date of this Form 8-K, the Registrant's management has determined that it is reasonably likely that the conditions to the closing of the acquisition will be satisfied. Accordingly, the Registrant is filing this Form 8-K now, prior to a closing.

     In determining the purchase price of Kali, the Registrant considered, among various factors, the prices of comparative businesses and the estimated cost and time required to start and operate a business comparable to Kali's. The purchase price was determined also on the basis of the negotiated terms and conditions contained in the stock purchase agreement and the projected cash flows of the products that Kali has and is anticipated by management of the Registrant to develop, taking into account expected synergies between the Registrant's existing businesses and the assets and businesses to be acquired.

     It is presently contemplated that the proposed acquisition will close in the second quarter of 2004. The Registrant currently intends to finance the acquisition through the use of available cash.

     If the proposed acquisition is completed, Dr. Veerappan Subramanian will continue as President of Kali, which will become a wholly-owned subsidiary of the Registrant, and he will become Executive Vice President of Par

Pharmaceuticals, Inc., another wholly-owned subsidiary of the Registrant. The Registrant will enter into a 30-month employment arrangement with Dr. Subramanian with appropriate non-competition provisions and stock option grants.

     If the Registrant completes the proposed acquisition, it presently expects to operate the business of Kali as a separate subsidiary. The Registrant currently intends to use the assets of, and to operate, the business to be acquired in substantially the same manner as Kali is currently using those assets and operating the business. The Registrant has no present intention of selling any of those assets or divesting any portion of the business. The acquisition will be accounted for using the purchase method.

     The above is a summary of the principal terms of the stock purchase agreement, a complete copy of which is attached to this Form 8-K as an exhibit. The above description of the terms and conditions of the stock purchase agreement is qualified in its entirety by, and subject to, reference to such agreement.

     On April 13, 2004, the Registrant issued a press release announcing that it had entered into the stock purchase agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.


Item 7.   Financial Statements and Exhibits.
------    ---------------------------------

     (a): Financial Statements of Business Acquired.

     The financial statements of Kali are not included with this Current Report on Form 8-K. Such financial statements will be filed, to the extent required, by amendment to this Current Report on Form 8-K as soon as practicable, but not later than June 11, 2004.

     (b): Pro Forma Financial Information.

     Pro forma financial information is not included with this Current Report on Form 8-K. Such pro forma financial information will be filed, to the extent required, by amendment to this Current Report on Form 8-K as soon as practicable, but not later than June 11, 2004.

     (c): Exhibits

     10.1 Stock Purchase Agreement, dated as of April 2, 2004, by and among Pharmaceutical Resources, Inc., Kali Laboratories, Inc., VGS Holdings, Inc. and the shareholders of Kali Laboratories, Inc.

     99.1 Press release, dated April 13, 2004, announcing the execution of the definitive stock purchase agreement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated as of:  April 13, 2004


                                    PHARMACEUTICAL RESOURCES, INC.
                                    ------------------------------
                                            (Registrant)



                                    /s/  Dennis J. O'Connor
                                    --------------------------------------------
                                    Dennis J. O'Connor
                                    Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                        Description

10.1 Stock Purchase Agreement, dated as of April 2, 2004, by and among Pharmaceutical Resources, Inc., Kali Laboratories, Inc., VGS Holdings, Inc. and the shareholders of Kali Laboratories, Inc.

99.1 Press release, dated April 13, 2004, announcing the execution of the definitive stock purchase agreement.